UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
Date of Report (Date of earliest event reported): June 10, 2014

Commission File Number: 000-23575

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue, Goleta, California 93117
(Address of principal executive offices) (Zip code)

(805) 692-5821
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014, Steven A. Rosso’s employment as Executive Vice President and Chief Credit Officer of Community West Bank (Bank), the subsidiary of Community West Bancshares (Company), was terminated under mutual agreement between Mr. Rosso and the Bank, effective June 10, 2014.

The Company has appointed Steven M. Caroulis as the interim Chief Credit Officer effective June 10, 2014 and will discharge the position duties until a permanent replacement is named. Mr. Caroulis has been employed by the Company for the past two years as its Senior Vice President and Credit Administrator. Mr. Caroulis has over 20 years of bank credit and regulatory experience most recently with Pacific Premier Bank where he served as its Vice President and Special Assets Manager from April 2010 to May 2012 and Vice President and Assistant Special Assets Manager at Aurora Bank from March 2007 to March 2010. Mr. Caroulis holds a BA from the University of California, Los Angeles and a MBA from California State University, Los Angeles. There is no family relationship between Mr. Caroulis and any director or executive officer of the Company. Except for Mr. Caroulis’ compensation arrangement with the Company, since January 1, 2013, there has been no transaction nor is there a proposed transaction in which the Company was or is to be a participant in which Mr. Caroulis had or will have a direct or indirect material interest. Mr. Caroulis will serve in the role as Chief Credit Officer without any material modification in his compensation arrangement with the Company as the Senior Vic President and Credit Administrator.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 12, 2014 COMMUNITY WEST BANCSHARES

By:	/s/Charles G. Baltuskonis

Charles G. Baltuskonis
Executive Vice President and
Chief Financial Officer